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November 9, 1995





Mary B. Plein, Vice President and Treasurer
Citizens Security Group Inc.
PO Box 3500
Red Wing   MN   55066




Dear Mary:

As you know, the Goodhue County National Bank has, as of today, purchased the balance of your loan from First Bank. The Goodhue County National Bank hereby waives the compliance requirements of Sections 4.23, 4.28 and 4.35 of the loan agreement for the third quarter of 1995.

We will be happy to discuss a renegotiation of the terms of this loan and will consider rewriting so that the maturity will extend beyond October, 1996. Please let us know if there is anything else that we may do.

Sincerely,

GOODHUE  COUNTY  NATIONAL  BANK





/s/ Harris W. Waller
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Senior Vice President